EXPRESS APPOINTS KAREN LEEVER AS NEW INDEPENDENT DIRECTOR TO BOARD
Columbus, Ohio - Aug. 3, 2016 - Express, Inc. (NYSE: EXPR), a specialty retail fashion brand operating approximately 650 stores, announced that Karen Leever has been appointed to its Board of Directors as a Class III director, effective today. Ms. Leever is Executive Vice President and General Manager, Digital Media, of Discovery Communications, a role she has held since October 2015. With this appointment, the size of the Board has been expanded from six to seven directors.
Throughout her career, Ms. Leever has held a variety of leadership positions across digital media, marketing, product development, direct sales and operations in media and retail. Prior to joining Discovery Communications, she spent ten years with DIRECTV, and held several roles including Senior Vice President, Digital and Direct Sales from 2013 to 2015, Senior Vice President of Digital Marketing and Media in 2012, and Senior Vice President of directv.com and Customer Communications in 2011. Additionally, Ms. Leever served as Vice President, Marketing at Kmart Corporation during 2005 and as Divisional Vice President, eCommerce from 2004 until 2005. Earlier in her career, she spent more than a decade in electronic television retailing at HSN and QVC, overseeing website design, messaging, pricing and programming strategies.
“Karen’s digital and marketing expertise as well as her deep experience in connecting brands with consumers through technology, including in the media and retail sectors, will be a tremendous asset to the Board,” said Mylle Mangum, Chairman of the Board.
“We are delighted to have Karen join our Board,” said David Kornberg, President and Chief Executive Officer of Express. “She brings unique and notable experience that will support our ongoing strategic objectives, particularly those focused on connecting with our customers in new and innovative ways.”
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The company currently operates approximately 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.

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